                                                     REGISTRATION NO. 333-115111
================================================================================


     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 2004


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 2 TO

                               ------------------
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              NGAS RESOURCES, INC.
                      (formerly Daugherty Resources, Inc.)

           (Exact name of the registrant as specified in its charter)


                   BRITISH COLUMBIA                                                      NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)                (I.R.S. employer identification no.)

                                                                                      WILLIAM S. DAUGHERTY
            120 PROSPEROUS PLACE, SUITE 201                                           NGAS RESOURCES, INC.
               LEXINGTON, KY 40509-1844                                          120 PROSPEROUS PLACE, SUITE 201
                    (859)263-3948                                                     LEXINGTON, KY 40509-1844
                                                                                          (859)263-3948
(Address, including zip code, and telephone number, including         (Name, address, including zip code, and telephone number,
   area code, of Registrant,s principal executive offices)                    including area code, of agent for service)



        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  FROM TIME TO TIME FOLLOWING THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.[ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED JULY 14, 2004


PROSPECTUS

                                1,305,525 SHARES


                              NGAS RESOURCES, INC.


                                  COMMON STOCK


      This Prospectus covers a total aggregate of up to 1,305,525 shares (the "Shares") of common stock, no par value ("Common Stock"), of NGAS Resources, Inc. (the "Company") that may be offered from time to time by certain stockholders of the Company (the "Selling Stockholders"). The Shares may be offered in open market transactions, negotiated transactions and principal transactions or by a combination of these methods of sale. See "Plan of Distribution."


      Of the total Shares, 975,000 were issued to the Selling Stockholders in a private placement by the Company in April 2004(the "Private Placement") and 330,525 are issuable upon exercise of warrant (the "Warrants") issued in the Private Placement. The number of Shares issuable upon exercise of the Warrants is subject to adjustment to prevent dilution from stock splits, stock dividends or similar transactions, as specified in the Warrants, and any additional shares of Common Stock issuable as a result of those transactions are included herein pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). The Private Placement Shares and Warrants were issued in a transaction exempt from registration under the Securities Act, and the issuance of Shares upon exercise of the Warrants will also be exempt from registration under the Securities Act. The agreements covering the Private Placement (the "Transaction Agreements") granted certain registration rights to the Selling Stockholders. See "Selling Stockholders."

      None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses in connection with the registration and sale of the Shares, other than underwriting discounts and selling commissions. The Company has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.


      On July 12, 2004, the last reported sale price of the Common Stock on the Nasdaq Small Cap Market was $4.54. The Common Stock is traded in the Nasdaq Small Cap Market under the symbol "NGAS."


      SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE BUYING SHARES OF COMMON STOCK.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

________________, 2004

                                TABLE OF CONTENTS


                                                                                                              PAGE
                                                                                                              ----
Where You Can Find Financial Information....................................................................    1
Summary Information.........................................................................................    1
Rick Factors................................................................................................    2
Forward Looking Statements..................................................................................    6
Use of Proceeds.............................................................................................    7
Description of Securities...................................................................................    7
Selling Stockholders........................................................................................    8
Plan of Distribution........................................................................................    8
Incorporation of Certain Documents by Reference.............................................................   10
Expects.....................................................................................................   10
Legal Matters...............................................................................................   10


                         WHERE YOU CAN FIND INFORMATION


      NGAS Resources, Inc., a British Columbia corporation formerly named Daugherty Resources, Inc. (the "Company"), is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with those requirements, the Company files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). The Company's reports and other information may be inspected at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of those materials can also be obtained from the Commission's public reference facility at prescribed rates. The materials are also be accessed on the website maintained by the Commission at www.sec.gov.


      The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement. Copies of the Registration Statement and its exhibits are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the Commission's public reference facility in Washington, D.C. or copied without charge from its website.


      THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A PROSPECTUS IS DELIVERED, UPON REQUEST, A COPY OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING ANY EXHIBITS). SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, NGAS RESOURCES, INC., 120 PROSPEROUS PLACE, SUITE 201, LEXINGTON, KENTUCKY 40509-1844 OR BY TELEPHONE AT (859) 263-3948.


      This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer in that jurisdiction. No person has been authorized to give any information or to make any representations, other than as contained in this Prospectus, in connection with the offer contained in this Prospectus and, if given or made, the information or representation must not be relied upon. Neither delivery of this Prospectus nor any sale made pursuant hereto shall, under any circumstances, create any implication that there has been no change in the information set forth herein.

                               SUMMARY INFORMATION

      The following material is qualified in its entirety by the more detailed information and financial statements appearing in the Company's periodic reports incorporated herein by reference.

GENERAL


      NGAS Resources is an independent energy and natural resources company focused on natural gas development and production in the Appalachian Basin, primarily in eastern Kentucky. Through our wholly owned subsidiary, Daugherty Petroleum, Inc. ("DPI"), and DPI's interests in sponsored drilling partnerships (the "Drilling Programs"), we actively acquire and develop natural gas interests in our core operating areas. DPI also constructs and maintains gas gathering systems for our wells, owns and operates natural gas distribution facilities in Kentucky through its wholly owned subsidiary, Sentra Corporation ("Sentra"), and owns inactive gold and silver prospects in Alaska. Our principal and administrative offices are located at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, near our core operating areas. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "NGAS," and we maintain a website with information about us at www.ngas.com.

      We commenced oil and gas operations in 1993 with the acquisition of DPI and have sponsored 24 separate Drilling Programs through the date of this Prospectus. Unless otherwise indicated, references in this report to the Company and to "we," "our" or "us" include NGAS Resources, Inc. as well as DPI and its interests in the Drilling Programs and Sentra.


STRATEGY

      Our primary financial objective is capital appreciation through growth in production, reserves and cash flow. Our strategy is to continue expanding our natural gas reserves, production and distribution facilities in our core geographic areas, including our recently acquired Leatherwood Prospect located in the Big Sandy Gas Field in the Appalachian Basin. To implement this strategy, we emphasize the following objectives:

      - Expand drilling operations. We intend to continue developing our natural gas properties through our interests in sponsored Drilling Programs. We generally maintain interests ranging from 25.75% to 66.67% in the Drilling Programs as both an investor and manager.

      - Acquire additional producing properties. Our acquisition efforts are focused on natural gas properties that help build predictable, long-lived oil and gas reserves in geographic areas where we have established operations and expertise.

      - Reduce drilling risks. We concentrate on drilling natural gas development wells on our core prospects rather than exploratory drilling. This helps to reduce the risk levels associated with natural gas drilling and production.

      - Reduce drilling and production costs. By managing Drilling Programs for the Company and other investors, we generally control drilling and production operations. This structure enables us to share administrative, overhead and operating costs with our partners while providing efficiencies that help reduce drilling and production costs for both.

      - Gold and silver properties. Our objective is to monetize our dormant Alaskan gold and silver properties by seeking a joint venture partner to either provide funds for developing these prospects or to acquire them from the Company.

                                  RISK FACTORS

      An investment in the Company involves many risks. The following factors and the other information contained or incorporated in this Prospectus should be carefully considered before making an investment decision.

REVENUE FROM OUR OIL AND GAS OPERATIONS OFTEN DEPENDS ON FACTORS BEYOND OUR CONTROL

      The profitability of our oil and gas operations depends upon various factors, many of which are beyond our control, including:

      - Natural gas and crude oil prices, which are subject to substantial fluctuations as a result of variations in supply and demand as well as seasonality and access to transportation facilities;

      - Future market, economic and regulatory factors, which may materially affect our sales of gas production; and

      - Business practices of our competitors in our oil and gas operating sector.

OUR CURRENT OIL AND GAS RESERVES MAY BE DEPLETED

      Unless we continue to acquire additional properties containing proven reserves and expand our reserves through successful exploration and development activities, our reserves will decline as they are produced. This, in turn, will reduce cash flow for future growth as well as the assets available to secure financing for capital expenditures.

OUR GOLD AND SILVER PROPERTIES ARE CURRENTLY DORMANT AND UNPROFITABLE

      Our gold and silver properties, located 579 miles southwest of Anchorage, Alaska on a remote island in the Aleutian Chain, are currently undeveloped, dormant and unprofitable. We have no plans to develop these properties independently and instead are seeking either a joint venture partner to provide funds for additional exploration of the prospects or a buyer for the properties. Our ability to find a strategic partner or buyer will depend on the anticipated profitability of potential production activities as well as the price of gold and silver, which in turn is affected by factors such as inflation, interest rates, currency rates, geopolitical and other factors beyond our control.

      We have not derived any revenues from our gold and silver properties and may never be able to realize any production revenues or sale proceeds from the properties. To retain our interests in the properties, we must expend funds each year to maintain the validity of our gold and silver exploration rights. We may never be able to put our gold and silver properties into production or generate a profit from their operation or sale.

DIVIDENDS ARE NOT EXPECTED TO BE PAID ON OUR COMMON STOCK

      We have never paid cash dividends on our Common Stock. Our current policy is to retain future earnings, if any, to finance the acquisition and development of additional oil and gas reserves. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our operating results, financial condition, capital requirements, restrictions in debt instruments, general business conditions and other factors the board of directors deems relevant. If we issue any preferred stock, it will be eligible for dividends prior and in preference to shares of our Common Stock, when and if declared by the board of directors.

SIGNIFICANT CAPITAL REQUIREMENTS MAKE US DEPENDENT ON THE CAPITAL MARKETS

      With our current density of connected natural gas wells, our cash flows from oil and gas producing activities are not nearly adequate to finance the level of drilling activities needed for the efficient development of our proved undeveloped oil and gas reserves. We have financed a substantial part of our drilling activities with proceeds from private placements of our securities, including convertible notes. As a result, we are highly leveraged and expect to remain dependent on the capital markets to finance a large part of our oil and gas development and acquisition activities. Our ability to meet our debt service obligations and ultimately reduce total indebtedness will be dependent not only on future drilling and production performance, but also on oil and gas prices, general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control.

OUR FINANCIAL LEVERAGE CREATES REFINANCING RISKS

      Our outstanding convertible notes will mature from May 2007 through September 2008 unless previously redeemed by the Company or converted by the holders into our Common Stock. We will likely be dependent on additional financing to repay our outstanding long term debt at maturity. Our ability to refinance this debt will be subject to our future performance and prospects as well as market and general economic conditions beyond our control. There can be no assurance that we will be able to secure the necessary refinancing on acceptable terms.

SHARES ELIGIBLE FOR FUTURE SALE MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

      Sales of substantial amounts of our Common Stock in the public market following the completion of the offering described in this Prospectus could have a materially adverse effect on the market price of our Common Stock. As of April 30, 2004, there were 13,142,594 shares of our Common Stock issued and outstanding. If all our outstanding convertible notes are converted and all our outstanding stock options and warrants are exercised at their current conversion and exercise prices, there will be an additional 6,692,679 shares of our Common Stock outstanding, most of which will be eligible for public resale without restrictions. Sales of substantial amounts of our Common Stock in the public market, or the perception that substantial sales could occur, could adversely affect prevailing market prices of the Common Stock.

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE DUE TO AN INEFFECIENT PUBLIC MARKET AND MARKET FLUCTUATIONS

      Our Common Stock is currently traded on the Nasdaq Small Cap Market. The Nasdaq Small Cap Market may not necessarily provide an active public market for the Common Stock. The market price of our Common Stock could be subject to significant volatility in response to variations in results of operations and other factors. In addition, the equity markets in general may experience wide price and volume fluctuations that may be unrelated and disproportionate to the operating performance of particular companies, and the trading price of our Common Stock could be affected by those fluctuations.

OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ SMALL CAP MARKET

      Although our Common Stock is currently traded on the Nasdaq Small Cap Market, an active trading market may not be sustained. To remain eligible for trading on the Nasdaq Small Cap Market, companies must meet various requirements, including corporate governance standards, specified shareholders' equity and a market price above $1.00 per share. If our Common Stock were to be delisted, the shares would be quoted on the OTC Bulletin Board, but liquidity in the Common Stock would be impaired. Any delisting of our Common Stock would also be an event of default requiring us to redeem outstanding Notes. See "Selling Stockholders - Transaction Agreements."

OUR COMMON STOCK COULD BECOME SUBJECT TO RESTRICTIVE "PENNY STOCK" RULES

      If our net tangible assets (total assets less intangible assets and liabilities) were to decline below $2 million, we would lose our exclusion from the definition of a "penny stock" under the Securities Exchange Act of 1934 (the "Exchange Act") as a "substantial issuer." In that event, broker-dealers would be subject to various sales practice restrictions under the Exchange Act for transactions in our Common Stock, and our shareholders would likely find it more difficult to dispose of or obtain accurate price quotations for their shares.

                           FORWARD LOOKING STATEMENTS

      This Prospectus contains forward-looking statements, including statements regarding our ability to develop our oil and gas assets, to make and integrate acquisitions and to expand our reserve base. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

      -     A decline in natural gas production or prices;

      -     Incorrect estimates of required capital expenditures;

      - Increases in the cost of drilling, completion and gas collection or other costs of production and operations;

      -     An inability to meet growth projections;

      -     Governmental regulations; and

      - Other risk factors noted in this Prospectus and the documents incorporated herein by reference.

      Generally, the use of words such as "believe," "may," "estimate, "plan," "anticipate," "intend," "expect" and similar expressions, as they relate to our business or our management, are intended to identify forward-looking statements. We believe that the expectations reflected in these forward-looking statements and the bases or assumptions underlying them are reasonable. However, in light of the risks and uncertainties of our business, the forward-looking expectations, plans, events and circumstances discussed or incorporated by reference in this Prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS

      The Shares offered hereby are being registered for the account of the Selling Stockholders. See "Selling Stockholders." All net proceeds from the sale of the Shares will go to the Selling Stockholder who offers and sells those Shares. The principal purpose of this Prospectus is to enable the Selling Stockholders to hold their Shares without the disadvantages associated with ownership of restricted securities under the Securities Act and, at the election of a Selling Stockholder, to effect an orderly disposition of its Shares from time to time. See "Plan of Distribution." The Company will not receive any part of the proceeds from sales of the Shares.

                            DESCRIPTION OF SECURITIES

GENERAL

      The Company is authorized to issue up to 100,000,000 shares of the Common Stock and 5,000,000 shares of its preferred stock, without par value ("Preferred Stock"). As of April 30, 2004, there were 14,142,594 shares of our Common Stock issued and outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

      Subject to the rights of holders of the Preferred Stock then outstanding, holders of the Common Stock are entitled to receive any dividends that may from time to time be declared by the Company's board of directors. Holders of the Common Stock are entitled to one vote per share on all matters on which the holders of the Common Stock are entitled to vote. Because holders of the Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock represented at a meeting can select all of the directors. The Company's articles provide that a quorum for shareholders' meetings consists of at least two shareholders present in person or proxy holding at least 10 percent of the shares entitled to vote.

      Holders of the Common Stock have no preemptive rights to subscribe for any additional securities that the Company may issue. There are no redemption provisions or sinking fund provisions applicable to the Common Stock, nor is the Common Stock subject to calls or assessments by the Company. All shares of the Common Stock outstanding on the date of this Prospectus are legally issued, fully paid and nonassessable. Upon any liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share equally, share-for-share, in the assets available for distribution after payment to all creditors of the Company, subject to the rights of holders of any outstanding shares of Preferred Stock.

PREFERRED STOCK

      Under our governing instruments, the Company's board of directors is authorized, subject to shareholder approval and any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each series and to fix the designation, powers, preferences and relative, participating, optional and other special rights of the shares of each series and any qualifications, limitations or restrictions thereof.

EXCHANGE AGENT, TRANSFER AGENT AND REGISTRARS

      The Exchange Agent, Transfer Agent and Registrar for the Common Stock certificates is Pacific Corporate Trust Company.

DIVIDEND POLICY

      The Company has never paid cash dividends on the Common Stock. The current policy of the Company is to retain earnings, if any, to finance the anticipated growth of its business. Any future determination to pay dividends on the Common Stock will be at the discretion of the board of directors and will depend upon the Company's operating results, financial condition and capital requirements, as well as general business conditions and any other factors that the board deems relevant, subject to restrictions that may be included in the agreements governing any credit facilities.

                              SELLING STOCKHOLDERS

BENEFICIAL OWNERSHIP


      The following table presents information regarding the Selling Stockholders and the Shares that they may offer and sell from time to time under this Prospectus. The Shares covered for resale under this Prospectus include 975,000 Shares issued to the Selling Stockholders in the Private Placement, 295,500 Shares issuable upon exercise of Warrants issued to investors in the Private Placement and 38,025 Shares issuable upon exercise of Warrants issued to principals of the Company's investment banking firm in the Private Placement. The number of Shares issuable upon exercise of the Warrants is subject to adjustment to prevent dilution from stock splits, stock dividends or similar transactions, as specified in the Warrants, and any additional shares of Common Stock issuable as a result of those transactions are included herein pursuant to Rule 416 under the Securities Act.



                                                          NUMBER OF                        NUMBER OF
                                                        SHARES OWNED                       SHARES OF
                                                        BENEFICIALLY       NUMBER OF      STOCK TO BE
                                                          PRIOR TO       SHARES TO BE     OWNED AFTER
                     NAME                               THE OFFERING        OFFERED       THE OFFERING
-------------------------------------------------       ------------     ------------     ------------
Atlas Equity I, Ltd.(1)..........................          325,000          325,000              --
Atlas Equity II, Ltd.(1).........................          721,000          721,000              --
Atlas Equity III, Ltd.(1)........................          221,000          221,000              --
Michael R. Jacks(2)..............................          74,814            19,012          55,802
Gary J. Shermano(2)..............................          77,840            19,013          88,827
                                                         ---------        ---------         -------

TOTAL............................................        1,419,654        1,305,025         119,629
                                                         =========        =========         =======


------------------------
      (1) By virtue of his position as sole managing member of Balyasny Asset Management L.P. and its position as investment manager, Dmitry Balyasny may be deemed to beneficially own these Shares.


      (2) Includes only shares of Common Stock issuable upon exercise of Warrants issued for investment banking services in the Private Placement.


      Certain of the information set forth in the foregoing table was provided to the Company by the Selling Stockholders. The term "Selling Stockholders" includes the Selling Stockholders listed above and their pledges, assignees, transferees, donees and successors-in-interest. None of the Selling Stockholders has had any position or other material relationship with the Company or its affiliates during the last three years.

      The Transaction Agreements require the Company to register the Shares for the accounts of the Selling Stockholders. This Prospectus is a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act covering the resale of the Shares from time to time by the Selling Stockholders in accordance with the Company's undertakings in the Transaction Agreements.

                              PLAN OF DISTRIBUTION

      The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Shares on any stock exchange, market or trading facility on which the

Common Stock is traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

      - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      - an exchange distribution in accordance with the rules of the applicable exchange;

      -     privately negotiated transactions;

      - settlement of short sales entered into after the date of this Prospectus;

      - broker-dealers may agree with the Selling Stockholders to sell a specified number of their Shares at a stipulated price per share;

      -     a combination of any such methods of sale;

      - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

      -     any other method permitted pursuant to applicable law.

      The Selling Stockholders may also sell Shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

      Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of Shares to exceed what is customary in the types of transactions involved.

      In connection with the sale of Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver these securities to close out their short positions, or loan or pledge Shares to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery of Shares to those broker-dealers or other financial institutions, and those broker-dealers or other financial institution may resell the Shares pursuant to this Prospectus, as supplemented or amended to reflect the transaction.

      The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those sales. In that event, any commissions received by those broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Shares.

      The Company is required to pay certain fees and expenses incurred in connection with the registration of the Shares. The Company has also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the Shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the Shares by the Selling Stockholders.

      We agreed to keep this Prospectus effective until the earlier of (1) the date on which the Shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (2) the date when all of the Shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities involving the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of Common Stock by the Selling Stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information about the Company, reference is made to the Registration Statement, which may be obtained from the Company or inspected and copied at the public reference facilities maintained by the Commission at the addresses set forth on page 1 of this Prospectus.

      The following documents filed by the Company with the Commission are incorporated herein by reference:

      - Annual Report of the Company on Form 10-KSB for the year ended December 31, 2003.

      - Quarterly Report of the Company on Form 10-KSB for the quarter ended March 31, 2004.

      - All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all Shares offered hereby have been sold or deregistering any Shares then remaining unsold. All of these documents will be deemed to be incorporated herein by reference and to be a part hereof from their respective filing dates.

      All of these documents will be deemed to be incorporated herein by reference and to be a part of this Prospectus from their respective filing dates. Any document incorporated in this Prospectus that we file after the date of this Prospectus will automatically modify and supersede any related statement contained in this Prospectus.

                                     EXPERTS


      The Consolidated Financial Statements of the Company incorporated herein by reference to its Annual Report on Form 10-KSB for the year ended December 31, 2003 were audited by Kraft, Berger, Grill, Schwartz, Cohen & March LLP, independent auditors.


                                  LEGAL MATTERS

      The validity of the issuance of the Shares being offered hereby has been passed upon for us by Gary M. Smith, Esq., Attorney at Law.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the expenses payable by Daugherty Resources in connection with the sale, issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

SEC registration fee...................................................    $    644
Printing and copying costs*............................................         250
Legal fees*............................................................       5,000
Accounting fees*.......................................................       1,500
Miscellaneous*.........................................................       2,000
State Fees*............................................................         500
Transfer Agent Fee*....................................................         550
                                                                           --------
     Total*............................................................    $ 10,444
                                                                           ========

----------------------
*  Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


      Pursuant to the British Columbia Business Corporations Act, we are required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal or administrative, by reason of the fact that he is or was a director, officer, employee or agent of NGAS Resources or is or was serving at its request as a director, officer, employee or agent of another corporation, a partnership, joint venture, trust or other enterprise, against all costs, charges and expenses, including legal fees and any amount paid to settle the action or proceeding or satisfy a judgment, if he acted honestly and in good faith with a view to the best interests of the Company or other enterprise of which he is or was a director, officer, employee or agent, as the case may be, and exercised the care, diligence and skill of a reasonably prudent person, and with respect to any criminal or administrative, action or proceeding, he had reasonable grounds for believing that his conduct was lawful.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


      3.1 Notice of Articles, certified on June 3, 2004 by the Registrar of Corporations under the British Columbia Business Corporations Act (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K [File No. 0-12185], filed June 29, 2004).

      3.2 Alteration to Notice of Articles, certified on June 25, 2004 by the Registrar of Corporations under the British Columbia Business Corporations Act (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K [File No. 0-12185], filed June 29, 2004).

      3.3 Articles dated June 25, 2004, as amended and restated for corporate transition under the British Columbia Business Corporations Act (incorporated by reference to Exhibit 3.3 to Current Report on Form 8-K [File No. 0-12185], filed June 29, 2004).

      5.1   Legality Opinion of Gary M. Smith, Esq. (previously filed).


      10.1 Securities Purchase Agreement dated as of April 27, 2004 among the Company and the investors named therein (incorporated by reference to Exhibit 10.1 to its Current Report on Form 8-K [File No. 0-12185] dated April 29, 2004.

      10.2 Registration Rights Agreement dated as of April 27, 2004 among the Company and the investors named therein (incorporated by reference to Exhibit 10.2 to its Current Report on Form 8-K [File No. 0-12185] dated April 29, 2004).

      10.3 Form of Common Stock Purchase Warrant issued pursuant to the Securities Purchase Agreement dated as of April 27, 2004 among the Company and the investors named therein (incorporated by reference to Exhibit 10.3 to its Current Report on Form 8-K [File No. 0-12185] dated April 29, 2004).


      23.1  Consent of Gary M. Smith, Esq. (contained in opinion filed as
            Exhibit 5.1 to this registration statement).

      23.2 Consent of Kraft, Berger, Grill, Schwartz, Cohen & March, Chartered Accountants.

      24.1 Power of Attorney of Charles L. Cotterell, James K. Klyman and Thomas F. Miller.

ITEM 17. UNDERTAKINGS.

      Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act, NGAS Resources, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Kentucky, on July 13, 2004.

                              NGAS RESOURCES, INC.


By: /s/ William S. Daugherty                    By: Michael P. Windisch
    ---------------------------------------         ----------------------------
    William S. Daugherty,                           Michael P. Windisch,
    President and Chief Executive Officer           Chief Financial Officer
    (Principal executive officer)                   (Principal financial and
                                                     accounting officer)


      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed as of the date set forth below by the following persons in their capacity as directors of the NGAS Resources, Inc.




        NAME                                          DATE
---------------------                             ------------
William S. Daugherty
Charles L. Cotterell*
James K. Klyman*
Thomas F, Miller*

By: /s/ William S. Daugherty                      July 13, 2004
    ---------------------------------------
     William S. Daugherty,
     Individually and *as attorney-in-fact